Exhibit (a)(2)

Persons who are eligible to participate in the exchange offer should read the written materials accompanying this letter carefully because they contain important information about the exchange offer. Decorator has also filed these written materials with the Securities and Exchange Commission as part of a tender offer statement. Decorator stockholders and optionholders are able to obtain these written materials and other documents filed by Decorator with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov.



                       [Decorator Industries Letterhead]

                                        February 22, 2002

TO: CERTAIN EMPLOYEES OF DECORATOR INDUSTRIES, INC.
HOLDING INCENTIVE STOCK OPTIONS

        Re: Option Exchange Offer

Dear Employee:

         The purpose of this letter is to advise you that the Board of Directors of Decorator Industries, Inc. (the "Company") has approved an option exchange offer (the "Exchange Offer"), whereby employees holding options issued under the Company's 1995 Incentive Stock Option Plan for Officers and other Key Employees (the "Plan") with an exercise price of $7.00 per share or higher may elect to cancel these existing options (the "Cancelled Options") in exchange for a Promise to Grant of replacement options to purchase shares of the Company's common stock (the "Replacement Options"). The actual number of shares for which each Replacement Option will be exercisable has been determined with respect to each employee individually.

         The Company is making the Exchange Offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) the Election Form; (iii) the Notice to Withdraw from the Offer and (iv) the Promise to Grant Stock Option(s), each of which is enclosed with this letter. This offer expires at 9:00 p.m. Eastern Standard Time on March 22, 2002.

         If you have any questions regarding the contents of this letter or the enclosed documents, please contact Michael Solomon at 954-436-8909.


                                Very truly yours,

                                DECORATOR INDUSTRIES, INC.

                                Name: /s/ William A. Bassett
                                Title: President, Chief Executive Officer and Chairman of the Board of Directors